Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Appoints Susan Givens to the Board of Trustees

NEW YORK, NY, June 29, 2021 – Urban Edge Properties (NYSE:UE) today announced the appointment of Susan Givens to the Company’s Board of Trustees effective July 1, 2021. With this appointment, Urban Edge’s Board of Trustees has increased from eight members to nine.

Ms. Givens has nearly 20 years of private equity, capital markets, M&A, and finance experience. Since October 2014, she has served as Chief Executive Officer and President of New Senior Investment Group Inc. (NYSE: SNR). Prior to that, Ms. Givens was a Managing Director in the Private Equity group at Fortress Investment Group, where she spent more than 13 years. While at Fortress she also served as the Chief Financial Officer and Treasurer of New Residential Investment Corp. (NYSE: NRZ), and was responsible for various real estate, healthcare, financial services, infrastructure and leisure investments during her tenure. Ms. Givens is a member of the 2021 Executive Board of the National Association of Real Estate Investment Trusts (Nareit).

“We welcome Susan to our Board,” said Jeff Olson, Chairman and CEO. “She brings valuable experience in real estate, finance and capital markets, which will be beneficial as we continue to execute on Urban Edge’s growth strategy.”

ABOUT URBAN EDGE PROPERTIES

Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 77 properties totaling 16.2 million square feet of gross leasable area.